UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2009

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	120510	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Effective December 18, 2009, Universal Truckload Services, Inc., or the Company, received notification from Mr. Ted B. Wahby, a member of the Company’s Board of Directors, tendering his resignation as the Chairman and a member of the Audit Committee, a member of the Executive Committee, and a member of the Compensation and Stock Options Committee. Mr. Wahby, who is the chairman of the Michigan Department of Transportation, has decided to suspend his active participation in the business affairs of the Company because an affiliate of the controlling shareholders of the Company is currently involved in litigation with the Michigan Department of Transportation. Mr. Wahby will remain a member of the Board.

(d) In connection with Mr. Wahby’s resignation from the aforementioned committees, the Company’s Board of Directors increased the size of the Board to nine members and elected Frederick P. Calderone to the Board as a director and as a member of the Audit, Executive, and Compensation and Stock Options Committees, as permitted under the Company’s Bylaws. Mr. Calderone will serve as a director until the Company’s annual meeting of shareholders in 2010, at which time our shareholders will elect all of the Company’s directors. Mr. Joseph J. Casaroll, a director and a member of the Audit Committee, was then elected by the Audit Committee to serve as its Chairman.

Mr. Calderone’s compensation for his services as a director and member of the Audit Committee will be consistent with that of our other non-employee directors, as described in our definitive proxy statement with respect to our 2009 annual meeting of shareholders filed with the Securities and Exchange Commission on April 27, 2009. There are no arrangements or understandings between Mr. Calderone and any other person pursuant to which he was appointed as a director, and Mr. Calderone is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: December 23, 2009	/S/ ROBERT E. SIGLER
Robert E. Sigler
Vice President, Chief Financial Officer, Secretary and Treasurer